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                                                                    Exhibit 99.2


[Letterhead Logo]
                 6100 Bristol Parkway, Culver City, CA  90230
                    TEL (310) 338-6767  FAX (310) 338-6789


                          Contacts:    Jim Koch, CFO
                                       Careside, Inc.
                                       310 338-6767


FOR IMMEDIATE RELEASE
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     Careside, Inc. Announces Successful Completion of Private Placement

     April 6, 2000, Culver City, Calif.--- CARESIDE, INC. (AMEX: CSA) today
                                                                 ---
announced that it completed the final closing on its private placement of common stock with two additional investors. This $2.0 million closing brings the total amount raised to $10.4 million. The terms and securities in the final closing were the same as for the initial closing. The proceeds to the Company, net of placement fees and expenses, will be used primarily to expand marketing for the Careside System and for working capital. One of the nation's oldest private, independent investment banks, H.C. Wainwright & Co., Inc., headquartered in Boston, assisted Careside in placing the offering.

     Vick Stoughton, Careside's CEO and Chairman commented, "We are especially pleased to have successfully completed this financing with experienced, knowledgeable institutional investors. We believe that this financing helps to balance our investor base, and that the involvement of institutions as long term investors in Careside has positive implications for existing shareholders. We view institutional participation as further validation of the Company's business strategy and its prospects for success."

     Careside, Inc. is the developer of the Careside System, a proprietary in vitro blood diagnostic system designed to provide superior patient care, safety, lower costs, simplicity and savings and revenue opportunities for healthcare providers. The Careside System is designed to provide cost-effective, accurate test results within 10 to 15 minutes at the point-of-care for a broad menu of routine blood tests in five different test categories (chemistry, electrochemistry, coagulation, immunochemistry and hematology).

Statements in this press release discuss future events and developments or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those presented in or suggested by the release. The Company undertakes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or other factors that could affect those statements.

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